Exhibit 10.11

LEASE AGREEMENT

by and between

U.S. REIF CENTRAL PLAZA MASSACHUSETTS, LLC

as Landlord

and

SPERO OPCO INC.

as Tenant

With respect to the property known as

675 Massachusetts Avenue, Cambridge, Massachusetts

Dated as of

8/24, 2015

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EXHIBIT “B” FIXED RENT	B-2
EXHIBIT “C” LEASE COMMENCEMENT DATE CERTIFICATE	C-1
EXHIBIT “D” PROVISIONS REGARDING ADDITIONAL RENT	D-1
EXHIBIT “E” BUILDING RULES AND REGULATIONS	E-1
EXHIBIT “F” LANDLORD’S WORK	F-1
EXHIBIT “G” EXTENSION OPTION	G-1
EXHIBIT “H” RIGHT OF OFFER	H-1

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this 24th day of August, 2015, by and between U.S. REIF CENTRAL PLAZA MASSACHUSETTS, LLC, a Delaware limited liability company (the “Landlord”), and SPERO OPCO INC., a Delaware corporation (the “Tenant”).

Intending to be legally bound, Landlord and Tenant agree as set forth below.

1. PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and subject to and with the benefit of the terms, covenants, conditions, agreements and provisions hereof premises consisting of approximately 7,791 rentable square feet on the fourteenth (14th) and fifteenth (15th) floors as more particularly shown on Exhibit “A” attached hereto and made part hereof (the “Premises”) in the building commonly known as Central Plaza I (the “Building”), located on Land (the “Land”) located at 675 Massachusetts Avenue, Cambridge, Massachusetts, together with rights of ingress and egress thereto, and with the right in common with others to use the elevators and common passageways, stairways and vestibules, and to pass over on that portion of land owned by Landlord. For purposes of this Lease, the Premises shall be deemed to consist of approximately 7,791 rentable square feet and the Building shall be deemed to be 123,810 rentable square feet. Landlord hereby reserves the right to re-measure the Building from time to time and Tenant’s Proportionate Share (as defined in Exhibit “D”) shall be adjusted accordingly but shall not increase from the amount set forth herein. Landlord represents and warrants that upon Substantial Completion of Landlord’s Work, access to the fifteenth (15th) floor portion of the Premises via the stairwell connecting the same to the fourteenth (14th Floor) floor portion of the Premises will be in compliance with, and sufficient for compliance with, all applicable Legal Requirements and that notwithstanding the performance of Landlord’s Work, no upgrades or improvements are necessary for Tenant to legally access, use and occupy the fifteenth floor portion of the Premises throughout the Lease Term.

2. LEASE TERM. Subject to any Tenant Delay (as defined on Exhibit “F”) the term of this lease (the “Lease Term”) shall commence on the date of Substantial Completion of Landlord’s Work (as defined on Exhibit “F”) and Landlord’s delivery of possession of the Premises to Tenant in “broom clean” condition, free of all occupants (the “Lease Commencement Date”) and expire on the last day of the full sixtieth (60th) month thereafter (the “Expiration Date”). If the Lease Term commences on a day other than the first day of a month, then the first year of the Lease Term shall expire on the last day of the full twelve (12th) calendar month following the Lease Commencement Date. Notwithstanding the foregoing, and subject to the execution of this Lease, Tenant shall have access to the Premises for thirty (30) days prior to the date on which the Lease Commencement Date is expected to occur solely for the purposes of installing its telecommunications equipment and wiring, furniture and fixtures (the “Tenant’s Early Access Work”) and provided that Tenant complies with all terms and conditions of the Lease, including but not limited to its insurance and indemnification obligations set forth in the Lease but Tenant shall have no obligation to pay Rent during such period of access. Notwithstanding the foregoing, in the event of any conflict between the performance of Landlord’s Work and Tenant’s Early Access Work, Landlord’s Work shall have priority. Upon the Lease Commencement Date, Landlord and Tenant shall execute a Lease Commencement Date Certificate in the form attached hereto as Exhibit “C”. If Tenant fails to object to, or execute and return, the Lease Commencement Date Certificate within ten (10) Business Days of delivery from Landlord, the terms set forth on such Commencement Date Certificate shall be deemed to be agreed to by Tenant.

3. FIXED RENT.

3.1 Fixed Rent.Tenant shall pay fixed rent (the “Fixed Rent”) with respect to the Premises in monthly installments in accordance with the schedule set forth on Exhibit “B” attached hereto and made a part hereof, without prior notice or demand, and without any setoff or deduction whatsoever (except as expressly set forth herein), in advance, on the first day of each month at such place as Landlord may direct. If the Lease Term shall commence or expire on other than the first or last day, as applicable, of a calendar month, such monthly installment of Fixed Rent and any applicable Additional Rent, as set forth below, shall be prorated for each calendar day of such partial month.

3.2 Late Payment. If any portion of Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be due and unpaid for more than five (5) days, it shall bear interest at a rate equal to ten percent (10%) per annum (the “Default Rate”) from the due date until the date of payment thereof by Tenant. In addition Tenant shall pay a late charge equal to five (5%) of the late payment if Tenant fails to pay an amount beyond applicable notice and cure periods. If any payment tendered by Tenant shall fail collection on presentment, Tenant shall reimburse Landlord for all charges imposed by Landlord’s bank on account thereof and pay to Landlord a bad check fee equal to $100.00. In no event shall Landlord be deemed to contract for or receive charges by way of interest or otherwise in excess of those permitted by law and any sum paid in excess of that permitted shall be refunded or credited to Tenant.

4. ADDITIONAL RENT. In addition to Fixed Rent, in accordance with and as more fully set forth on Exhibit “D” attached hereto and made a part hereof, Tenant shall pay to Landlord, without demand, deduction or setoff (except as expressly set forth herein), as “Additional Rent” (which amounts along with any other amounts or charges which may become due or payable by Tenant to Landlord may collectively or separately be referred to as “Rent” hereunder): (a) Tenant’s Proportionate Share of Operating Expenses to the extent the Operating Expenses exceed the Operating Base Year; and (b) Tenant’s Proportionate Share of Taxes to the extent the Taxes exceed the Tax Base Year (as such terms are defined in Exhibit “D”).

5. SECURITY DEPOSIT.

5.1 Upon its execution of this Lease, Tenant shall deposit the sum of $150,000.00 in cash with the Landlord (the “Security Deposit”) which Security Deposit shall secure the faithful performance and observance by Tenant of the terms, covenants, conditions, agreements and provisions of this Lease. If Tenant is in an Event of Default, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Fixed Rent, Additional Rent or any other sum as to which Tenant is in default (beyond any applicable notice and cure period) or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default (beyond any applicable notice and cure period) in respect of any of the terms, covenants, conditions, agreements and provisions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event the Security Deposit is applied by Landlord, Tenant shall promptly restore the Security Deposit to its original amount. The Security Deposit (less any deductions permitted hereunder) shall be returned to Tenant, without interest, within a reasonable period (not to exceed thirty (30) days) after the expiration of this Lease and after delivery of entire possession of the Premises to Landlord. In the event of a sale of the land and the building of which the Premises form a part, Landlord shall either (i) transfer the Security Deposit to Tenant and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit or (ii) transfer the Security Deposit to the new Landlord in which case Tenant agrees to look to the new Landlord solely for the return of said Security Deposit. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of any bankruptcy or other insolvency proceeding against Tenant, it is agreed that the Security Deposit held hereunder shall be deemed to be applied by Landlord to Rent and other charges due to Landlord for the last month of the Lease Term and each preceding month until such Security Deposit is fully applied.

5.2 Provided that Tenant is not in an Event of Default, upon written request from Tenant, Landlord shall promptly return $50,000 to Tenant and the Security Deposit shall be reduced to $100,000.00 after the thirty-sixth (36th) month following the Lease Commencement Date.

6. USE OF PREMISES. Tenant covenants and agrees to use and occupy the Premises for general office use as permitted by law (the “Permitted Use”). Tenant shall not use or permit any use of the Premises which creates any safety or environmental hazard, or which would: (a) be dangerous to the Premises, the Building or other tenants of the Building, or (b) be unreasonably disturbing to other tenants of the Building, or (c) if used for other than the Permitted Use, cause any increase in the premium cost for any insurance which Landlord may then have in effect with respect the Building generally. Except as otherwise set forth specifically herein, Tenant shall obtain and maintain all necessary licenses and permits that may be necessary for Tenant to occupy the Premises for the Permitted Use except Landlord shall be responsible for obtaining all permits and certificates of occupancy in connection with the Landlord’s Work (as defined in Exhibit “F”). Landlord represents and warrants that the Premises may be used for general office purposes as of right under the applicable Legal Requirements and that the use of the Premises for general office purposes will not violate the foregoing prohibition.

7. CONDITION OF PREMISES. EXCEPT FOR LANDLORD’S WORK (AS FURTHER DESCRIBED ON EXHIBIT “F”) AND FOR THE OBLIGATION OF LANDLORD TO DELIVER THE PREMISES WITH ALL MECHANICAL AND HVAC SYSTEMS SERVING THE SAME IN GOOD AND OPERATIONAL CONDITION. WITH A REMAINING USEFUL LIFE AT LEAST AS LONG AS THE LEASE TERM AS THE SAME MAY BE EXTENDED HEREUNDER. TENANT ACKNOWLEDGES THAT NO REPRESENTATIONS AS TO THE CONDITION OF THE PREMISES HAVE BEEN MADE BY LANDLORD AND TENANT ACKNOWLEDGES AND AGREES THAT LANDLORD SHALL DELIVER AND TENANT SHALL ACCEPT THE PREMISES IN ITS CURRENT “AS IS” CONDITION. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, LANDLORD MAKES NO REPRESENTATION OR WARRANTY THAT THE PREMISES ARE FIT OR ZONED FOR THE PERMITTED USE.

8. HAZARDOUS MATERIALS.

8.1 Limitations on Use. Tenant shall not transport, use, store, maintain, handle, generate, manufacture, dispose, discharge or release any Hazardous Material (as defined below in Section 8.2) upon or about the Premises, or permit Tenant Responsible Parties (as defined below in Section 8.2) to engage in such activities upon or about the Property, in violation of applicable laws and regulations. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within the Premises of Hazardous Materials customarily used in the business or activity expressly permitted to be undertaken in the Premises under this Lease (“Customary Hazardous Materials”); provided: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with all applicable laws, prevailing standards and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, discharged or released in or about the Premises (except as may be permitted by applicable law), and shall be transported to and from the Premises in compliance with all applicable laws, (c) if any applicable law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease, and (e) for purposes of removal and disposal of any such substances for which applicable law requires such a classification, Tenant shall be named as the owner and generator, obtain a waste generator identification number, and execute all applications, permits, manifests, waste characterization documents and any other required forms.

8.2 Notices Regarding Hazardous Materials. Tenant shall promptly notify Landlord in writing of: (a) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, to the extent caused by Tenant or its operation in the Premises, (b) any demands or claims made or threatened by any party relating to any loss or injury resulting from any Hazardous Material placed or introduced into the Premises by Tenant, (c) any discharge, release or non-routine, improper or unlawful disposal or transportation by Tenant of any Hazardous Material on or from the Premises or in violation of Section 8, and (d) any matters where Tenant is required by law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list, certified to be true and complete, identifying any Hazardous Material then used, stored, or maintained upon the Premises (other than Customary Hazardous Materials”), the use and approximate quantity of each such material, a copy of any material safety data sheet (the “MSDS”) issued by the manufacturer or supplier therefore, and such other information as Landlord may reasonably require or as may be required by law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

8.3 Indemnification regarding Hazardous Materials. Tenant covenants and agrees to exonerate, indemnify, defend, protect and save Landlord, and the directors, officers, shareholders, agents, employees and contractors of Landlord, harmless from and against any and all claims, demands, expenses, losses, suits and damages as suffered directly or from a third-party claim arising out of or related to any Hazardous Materials introduced by Tenant or any Tenant Responsible Parties into the Premises or Building. The obligations of the parties pursuant to this Section 8.4 shall survive the expiration or earlier termination of the Lease.

8.4 Remediation. If any Hazardous Material is released, discharged or disposed of by Tenant or Tenant Responsible Parties, on or about the Property in violation of Section 8, Tenant shall immediately, properly and in compliance with all applicable laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense (without limiting Landlord’s other remedies therefore). Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), which shall not be unreasonably withheld, delayed or conditioned, and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any court or governmental body having jurisdiction or reasonably required by Landlord. If Landlord or any lender or governmental body arranges for any tests or studies showing that Section 8 has been violated by Tenant, Tenant shall pay for the actual costs of such tests. Nothing in Section 8 shall be construed as preventing Tenant from obtaining additional testing at its own expense. During the Lease Term, Landlord shall have the option to retain a consultant who will conduct an investigation to verify that no portion of the Building (including the Premises, to the extent Landlord has reasonable cause to believe that there is such a use) is being used for any activities involving, directly or indirectly, the unlawful use, storage, maintenance, handling, generation, manufacture, disposal, discharge or release of any Hazardous Material. Subject to terms and conditions of this Lease regarding Landlord’s access, Tenant hereby grants to Landlord, its agents, employees, consultants and contractors the right to enter upon the Premises (subject to Section 17.4 hereof) and to perform such tests on the Premises as are reasonably necessary to conduct any such investigation. To the extent Tenant discovers any Hazardous Materials at the Premises, which was not introduced to or released in the Premises by Tenant by any action or inaction, or its agents, employees or contractors, and the presence of which violates any applicable laws, regulations or other requirements now or hereafter in effect, then Landlord shall, at its sole cost, comply with all such laws, regulations or other requirements with respect to the remediation of the same. Landlord shall be fully responsible for the removal of any Hazardous Materials discovered during the Lease Term (as same may be extended) that were not caused by Tenant in and upon the Land, Building and Premises and Landlord covenants and agrees to exonerate, indemnify, defend, protect and save Tenant, and the directors, officers, shareholders, agents, employees and contractors of Tenant, harmless from and against any and all claims, demands, expenses, losses, suits and damages as suffered directly or from a third-party claim arising out of or related to such Hazardous Materials. Landlord represents and warrants that it has no knowledge of any Hazardous Materials in violation of applicable Legal Requirements existing in the Premises as of the date of this Lease, and Landlord shall remediate any Hazardous Materials encountered in the Premises during the course of the performance of Landlord’s Work.

9. INDEMNIFICATION. Except to the extent caused by the negligence or willful misconduct of Landlord and/or its agents, representative, contractors or employees, Tenant covenants and agrees to exonerate, indemnify, defend, protect and save Landlord, Landlord’s managing agent and Landlord’s mortgagee (if any) (the “Landlord Parties”) harmless from and against any and all claims, demands, expenses, losses, suits and damages as may be occasioned by reason of (i) any accident, injury or damage occurring in the Premises causing injury to persons or damage to property (including, without limitation, the Premises); and (ii) the failure of Tenant to fully and faithfully perform the obligations and observe the conditions of this Lease. Landlord covenants and agrees to exonerate, indemnify, defend, protect and save Tenant and the Tenant Parties harmless from and against any and all claims, demands, expenses, losses, suits and damages as may be occasioned by reason of (i) the negligence or willful misconduct of Landlord or any Landlord Parties; and (ii) the failure of Landlord to fully and faithfully perform the obligations and observe the conditions of this Lease. The obligations of the parties pursuant to this Section 9 shall survive the expiration or earlier termination of the Lease.

10. ALTERATIONS, ADDITIONS OR IMPROVEMENTS BY TENANT.

10.1 Alterations by Tenant. Tenant shall not make any alterations, additions, improvements or other changes in or to the Premises (the “Alterations”) without Landlord’s prior written consent, other than the installation of typical office decorations, furniture, furnishings, cosmetic or other minor works (i.e. painting, carpeting, minor repair and restorations) (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that if the proposed Alterations will adversely affect the exterior or structural components of the Building, or the Building systems (including, but not limited to, the electric, HVAC, plumbing, telecommunication and security systems), Tenant must obtain Landlord’s written consent and Landlord may withhold its consent to such Alterations in Landlord’s sole discretion. If Landlord does not respond within ten (10) days after receipt of any written request by Tenant for approval of any such Alterations, Landlord shall be deemed to have approved any such Alteration specified in Tenant’s written request for Landlord’s approval. Without limitation, it shall not be unreasonable for Landlord to withhold its consent to any Alterations which would impose on Landlord any special maintenance, repair or replacement obligations not within the scope of those expressly provided for herein, unless Tenant agrees, at the time of its request for approval or notice of such Alterations, to pay all costs associated with Landlord’s meeting the additional obligations. All Alterations shall be subject to the provisions of Sections 10.2, 10.3 and 10.4 below.

10.2 Quality and Performance of Work. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner by contractors approved by Landlord and in compliance with the rules and regulations of the Building (the “Building Rules and Regulations”), attached hereto and made a part hereof as Exhibit “E”, all insurance requirements of this Lease, and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and other governmental authorities, including the requirements of the Americans with Disabilities Act (“ADA”) (collectively, “Legal Requirements”). Tenant acknowledges that in connection with any Alterations it shall not take any action which would cause a work stoppage, picketing, labor disruption or other dispute (the “Labor Disruption”). In addition, Tenant acknowledges that if any Alterations require the Tenant to access any portion of the Building outside of the Premises beyond normal construction hours (Monday through Friday between the hours of 7:30am to 3:30pm) (the “Construction Hours”), Tenant shall pay to Landlord for cost of Landlord’s on-site supervisory personnel at the rate of $75.00 per hour within fifteen (15) days of invoice from Landlord.

10.3 Additional Covenants Regarding Alterations.

(a) Unless otherwise specified herein, all Alterations shall be made (i) at Tenant’s sole cost and expense, (ii) according to plans and specifications approved in writing by Landlord (to the extent plans, specifications, and/or Landlord’s consent is required), (iii) in compliance with all Legal Requirements, (iv) by a licensed union contractor reasonably approved by Landlord in advance, and (v) in a good and workmanlike manner. Tenant shall provide Landlord with as-built plans for any materials Alterations for which plans are used, regardless of whether the Alterations require Landlord’s consent hereunder.

(b) Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant. Without limitation, Tenant shall be responsible for, and shall pay when due, all costs associated with the preparation of plans and the performance of Alterations, and the same shall be performed in a lien-free, good and workmanlike manner, and in compliance with all Legal Requirements. In the event that Tenant shall fail to pay the costs associated with Alterations on a timely basis, and as a result of such failure, a statutory and/or common law lien is asserted against the Premises or the Building, and Tenant shall fail, within fifteen (15) days after notice of such assertion, to cause (by payment, posting of a proper bond, or otherwise) such lien to be released of record, Landlord shall have the right (but not the obligation), upon prior written notice to Tenant and at Tenant’s expense, to cause such lien to be bonded over or released of record.

(c) Tenant shall ensure that all contractors and subcontractors performing Alterations are insured in amounts required by law.

(d) Tenant agrees that Landlord shall have the right to examine and inspect any Alteration; provided, however, that no such examination or inspection shall constitute an approval or warranty or give rise to any liability of Landlord with respect to any thereof. In the performance of Alterations in accordance with this Lease, Tenant shall cause its contractors to use reasonable and diligent efforts not to materially interfere with ongoing operations in the Building, to keep all construction areas clean and free of trash and debris, and otherwise to comply with any other reasonable rules and regulations established by Landlord with regard to construction activities.

(e) Tenant shall provide copies of any warranties for Alterations and the materials and equipment which are incorporated into the Premises and the Building in connection therewith, and either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord’s responsibility under this Lease.

(f) Landlord shall notify Tenant in writing at the time of Landlord’s approval of any Alterations, whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Lease Term (it being agreed that Landlord shall have no right to require Tenant to remove Alterations of the type typical of office use in the area where the Premises are located). Tenant shall be obligated to remove any Alterations that Landlord has not designated in writing will be permitted to remain in the Premises in accordance with Section 26.

11. COVENANTS OF LANDLORD.

11.1 Landlord will supply: (a) hot, cold water, and sewer services to the Premises and the Building; (b) elevator service to the Premises and the Building, (c) janitorial and cleaning services on a nightly basis during Business Days and which services shall otherwise be in amounts consistent with similar buildings in the community (“Comparable Buildings”), and (d) a security desk staffed on a 24/7/365 basis.

11.2 Landlord shall provide: (a) electricity services to the Premises for normal office use at a capacity which has been confirmed by Tenant to be adequate for its use in the Premises; and (b) HVAC services to the Premises during Business Hours (as defined in Section 11.6 below), and at all other times upon Tenant’s request, subject to reimbursement in accordance with Section 12.1 below, and which HVAC services shall provide comfortable temperatures that are consistent with Comparable Buildings.

11.3 The services provided by Landlord pursuant to section 11.1 and 11.2 above shall be known as the “Building Services”. Landlord shall not be liable for the failure to supply or interruption of any Building Services by reason of any cause beyond Landlord’s reasonable control provided Landlord diligently pursues restoration of the same. Notwithstanding the foregoing, in the event: (a) there is an interruption of the Building Services or access to the Premises for more than three (3) consecutive Business Days (or more than ten (10) Business Days total in any twelve (12) month period during the Lease Term (as same may be extended); and (b) the circumstances are within the reasonable control of Landlord, then Tenant shall be entitled to abatement of Rent for each day of interruption until the Building Services or access have been restored. The provisions of this Section 11.3 shall not apply in the event of a fire, other casualty or condemnation event, in which events, the provisions of Sections 14 and 15 shall apply.

11.4 If Tenant requires installation of a separate or supplementary heating, cooling, ventilating and/or air conditioning system, Tenant shall pay all costs in connection with the furnishing, installation and operation thereof. If Tenant requires janitorial and cleaning services beyond those provided by Landlord herein, Tenant shall arrange for such additional services through Landlord, and Tenant shall pay Landlord within thirty (30) days after receipt of billing therefor.

11.5 Landlord shall be responsible for the prompt maintenance, repair and replacement of the Building systems (including the electric, HVAC, elevator, plumbing, telecommunication and security systems), exterior and structural repairs to the Building, including but not limited to the floor, footings, foundation, structural frame, glazing and structural elements of the roof and roof membrane, all below ground plumbing and all fuel tanks located in or around the Building, and capital improvements to the Building and all common areas of the Building, so as to maintain the same in good and operational condition, unless such repairs and replacements are necessitated by damage caused by the negligence or intentional acts of Tenant or Tenant’s employees, servants, agents or invitees. Landlord shall be responsible for maintaining the foregoing areas in compliance with applicable Legal Requirements.

11.6 For purposes herein, “Business Days” shall mean Monday through Friday, excluding Saturdays, Sundays and federal or state legal holidays. “Business Hours” shall mean 8:00 a.m. to 6:00 p.m. on Business Days, and 8:00 a.m. to 1:00 p.m. on Saturdays.

12. COVENANTS OF TENANT.

12.1 Upon request from Tenant, Landlord shall provide HVAC service to Tenant beyond Business Hours at the rate of sixty dollars ($60.00) per hour, which amount shall be paid to Landlord within thirty (30) days after receipt of invoice from Landlord. Such hourly rate shall be subject to reasonable adjustments from time to time to reflect increases in Landlord’s costs for providing such additional service;

12.2 Tenant, at its sole cost and expense, shall pay for all utilities which are separately metered to the Premises directly to the applicable utility provider(s) when due (and if the utilities are not separately metered Tenant shall pay for utilities through it payment of Additional Rent pursuant to Section 4);

12.3 Tenant, at its sole cost and expense, shall keep the Premises in substantially the same order and repair as exists on the Lease Commencement Date, reasonable wear and tear, damage by fire or other casualty, takings, and any items that Landlord is obligated to maintain, repair or replace excepted;

12.4 Tenant, at its sole cost and expense, shall surrender the Premises on the Expiration Date of this Lease in the condition required pursuant to Section 25 hereof;

12.5 Tenant shall not, without the prior consent of Landlord, (i) place, erect, maintain or display any sign or other marking of any kind whatsoever on the windows, doors or exterior walls of the Premises; or (ii) place any blinds, curtains, drapes or coverings over the exterior windows or on the window surfaces which are visible from the outside of the Building;

12.6 Tenant, at its sole cost and expense, shall be responsible for the maintenance of the Premises (including, but not limited to, any tenant improvements, Alterations, fixtures, equipment and systems installed therein by Tenant), and for the repair and replacement of any part of the Premises and the Building made necessary by reason of damage thereto caused by the negligence or willful misconduct of Tenant or Tenant’s employees, servants, agents or invitees, subject to Section 16.3 below. In no event shall Tenant be responsible for any item that Landlord is obligated to repair, maintain or replace under this Lease. In the event Tenant shall fail to perform such maintenance, repairs or replacements within thirty (30) days of the date such work becomes necessary, and thereafter fails to commence same within ten (10) days after receipt of Landlord’s notice specifying the need for such repair, Landlord may, but shall not be required to, perform such work and charge the amount of the reasonable expense therefor, which amount shall be paid by Tenant within thirty (30) days after receipt of Landlord’s invoice therefor;

12.7 Tenant, at its sole cost and expense, shall comply with all laws, enactments and regulations of any governmental authority relating or applicable to Tenant’s particular use of the Premises or Tenant’s Alterations.

12.8 Tenant shall promptly notify Landlord of any damage or defects in the Premises or notices of violation received by Tenant with respect to the Premises;

12.9 Without the prior written consent of Landlord, not place within the Premises or bring into the Building personalty having a weight in excess of the design capacity of the Building;

12.10 Comply with the Building Rules and Regulations, and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building. Landlord agrees to enforce such rules and regulations against all tenants in the Building in a non-discriminating fashion and Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant or occupant of the Building, but shall use commercially reasonable efforts to enforce such rules and regulations to the extent the violation thereof by other tenants or occupants interferes with Tenant’s use and occupancy of the Premises;

12.13 Comply with all reasonable recommendations of Landlord’s or Tenant’s insurance carriers relating to layout, use, storage of materials and maintenance of the Premises.

13. ASSIGNMENT AND SUBLETTING.

13.1 Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease, nor sublet all or any part of the Premises or permit the same to be occupied or used by anyone other than Tenant or its employees, guests and invitees (the “Transfer”) without Landlord’s prior written consent such consent not to be unreasonably withheld, conditioned or delayed. Landlord shall respond to any request for consent within ten (10) days. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 13 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, conditions, agreements or provisions of this Lease. Any assignment or subletting in contravention of the provisions of this Section 13 shall be void. Notwithstanding anything to the contrary contained in this Section 13 or elsewhere in this Lease, any assignment or subletting shall be subject to the following further conditions and limitations set forth in this Section 13. Notwithstanding the foregoing, Tenant shall have the right without Landlord’s consent to have up to two (2) other companies in which Tenant, Tenant’s shareholders or Atlas Venture partners have an ownership interest occupy up to forty percent (40%) of the Premises in the aggregate provided such portions of the Premises are not separately demised.

13.2 Proposed Subtenants and Assignees. In no event may Tenant assign or sublet to (a) a prospective tenant (or its designee) who is discussing with Landlord (or Landlord’s agent) its need for space in the Building, or who has so negotiated within the previous six (6) months; or (b) a current tenant, subtenant, assignee or occupant of space in the Building if Landlord has comparable space available for a comparable term available for lease in the Building.

13.3 Advertising. In no event shall Tenant advertise space using signage, online or other public marketing materials (on a per rentable square foot basis) at a lower rate than Landlord is then advertising space (on a per rentable square foot basis) in the Building. Notwithstanding the foregoing, Tenant may engage a broker to solicit subtenants or assignees to pay at a lower rate than Landlord is then advertising space in the Building, and Tenant and any such broker may prepare and submit letters of intent and other written proposals to prospective subtenants or assignees at such lower rates.

13.4 Right to Share Profits.

(a) If Landlord consents to the subletting of all or any part of the Premises to any third party, Tenant shall in consideration thereof pay to Landlord, as Additional Rent, as and when received, fifty percent (50%) of any Net Profits (as hereinafter defined) in connection with the subletting. “Profits” on a subletting shall mean the difference between (i) the amounts paid as rent and additional rent by the subtenant to Tenant in and for each month of the sublease term and (ii) Fixed Rent and Additional Rent due and payable by Tenant to Landlord in and for each month of the sublease term, in each and every month when the former exceeds the latter, provided, however, that if a sublease involves less than the entire Premises, the amounts paid by Tenant to Landlord used in subpart (ii) above shall be prorated each month to reflect the portion of the Premises being sublet. “Net Profits” on a subletting shall mean monthly Profits reduced by an amount equal to the quotient found by taking reasonable and customary attorneys’ fees, real estate brokerage commissions and alteration expenses (if any), paid and incurred by Tenant in connection with the subletting, and dividing by the number of months in the sublease term.

(b) If Landlord consents to the assignment of this Lease, Tenant shall in consideration thereof pay to Landlord fifty percent (50%) of any Net Consideration (as hereinafter defined) in connection with the assignment. “Consideration” for an assignment shall mean any sums paid to Tenant in consideration of the assignment (other than the amount of rent and additional rent assumed by the assignee). “Net Consideration” for an assignment shall mean Consideration reduced by an amount equal to the total reasonable and customary attorneys’ fees, real estate brokerage commissions and alteration expenses (if any), paid and incurred by Tenant in connection with the assignment.

(c) Landlord shall have the right at any time and from time to time upon reasonable prior notice to Tenant to audit and inspect Tenant’s books, records, accounts and federal income tax returns to verify the determination of Additional Rent payable under Section 13.3.

13.5 Legal and Administrative Costs. Within thirty (30) days after receipt of Landlord’s invoice therefor, Tenant shall pay Landlord’s reasonable legal and other reasonable out-of-pocket expenses incurred in processing each of Tenant’s third party subletting and/or assignment requests.

13.6 Permitted Transfer. Provided that (a): there is no Event of Default; and (b) the Permitted Transferee (as defined below) (if other than an entity described in subsection (i) below) has a net worth equal to or greater than the Tenant’s new worth calculated as of the date of this Lease, Tenant shall have the right to assign or sublease the Premises without securing consent of Landlord, but upon prior written notice to Landlord if permitted by applicable law (the “Permitted Transferee Notice”) to: (i) any affiliate, business partner, or entity that controls, is controlled by, or is under common control of Tenant; (ii) succeeds-in-interest to Tenant by way of merger or consolidation; or (iii) is the successor in interest to Tenant due to the sale of all the stock or substantially all of the assets of Tenant (collectively, a “Permitted Transferee”). Notwithstanding the foregoing, Tenant shall remain primarily liable for its obligations under the Lease and shall produce documentation reasonably requested by Landlord evidencing the Permitted Transfer. Any other assignment or sublease shall be only upon the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned and shall be further governed by Section 13.1 - 13.5. Section 13.4 shall not apply in connection with a Transfer to a Permitted Transferee.

14. EMINENT DOMAIN. If the whole or a material portion of the Premises (or use or occupancy of the Premises) shall be taken or condemned by a governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), or if the owner elects to convey title to the condemnor by a deed in lieu of condemnation, or if all or any portion of the Land or

Building are so taken, condemned or conveyed and as a result thereof, in Landlord’s reasonable but sole judgment, the Premises cannot be used for Tenant’s Permitted Use as set forth herein, then this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority and Fixed Rent and Additional Rent shall be abated on the date when such title vests in such governmental or quasi-governmental authority. If less than a material portion of the Premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), Landlord shall promptly restore the remaining portion of the Premises to an architecturally and functionally complete unit, and Fixed Rent and Tenant’s Proportionate Share shall be equitably adjusted (on the basis of the number of square feet before and after such event) on the date when title vests in such governmental or quasi-governmental authority and this Lease shall otherwise continue in full force and effect. In any case, Tenant shall have no claim against Landlord for any portion of the amount that may be awarded as damages as a result of any governmental or quasi-governmental taking or condemnation (or sale under threat or such taking or condemnation); and all rights of Tenant to damages therefor are hereby assigned by Tenant to Landlord. The foregoing shall not, however, deprive Tenant of any separate award for moving expenses, dislocation damages, value of furnishing and trade fixtures, or for any other award which would not reduce the award payable to Landlord.

15. FIRE OR OTHER CASUALTY.

15.1 In the event of damage to or destruction of the Premises caused by fire or other casualty, or any such damage to or destruction of the Building necessary to provide normal services and access to the Premises in accordance herewith (the “Event of Casualty”), Landlord, after receipt of written notice thereof from Tenant, shall undertake to make repairs and restorations with reasonable diligence, unless this Lease has been terminated by Landlord or Tenant as hereinafter, unless any mortgagee which is entitled to receive casualty proceeds fails to make available to Landlord a sufficient amount of such proceeds to cover the cost of such repairs and restorations. If (i) in Landlord’s sole judgment, the damage is of such nature or extent that more than one hundred (180) days would be required to repair and restore the Premises or the Building (with normal work crews and normal work crew hours) as the case may be; or (ii) in Landlord’s sole judgment, the damage not covered by insurance (or required to be covered by insurance hereunder) and is of such nature or extent that it is uneconomical to repair and restore the Premises or the Building, as the case may be; or (iii) less than one (1) year remains on the then current Lease Term, Landlord shall so advise Tenant within thirty (30) days after the Event of Casualty (the “Landlord’s Notice of Casualty”), and either party shall have thirty (30) days after receipt of Landlord’s Notice of Casualty to terminate this Lease by written notice to the other. If either party elects to terminate this Lease in the case described in clauses (i), (ii) or (iii) above, then the Lease Term shall expire as of the date of the Event.of Casualty, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the terms of this Lease.

15.2 If an Event of Casualty occurs, provided this Lease is not terminated pursuant to the terms of Section 15.1, and sufficient casualty insurance proceeds are available for application to such repair and restoration (provided Landlord maintained all insurance required hereunder), Landlord shall proceed diligently to repair and restore the Premises and Building to substantially the same condition prior to the Event of Casualty. Notwithstanding the foregoing, Landlord shall not be obligated to repair or restore: (i) any Alterations made by Tenant after the Lease Commencement Date; or (ii) any Personal Property (as hereinafter defined) which Tenant may have installed (whether or not Tenant is required to remove or leave the same on the Premises as of the expiration or earlier termination of this Lease) unless Tenant, in a manner satisfactory to Landlord, assures payment in full of all costs as may be incurred by Landlord in connection therewith.

15.3 Landlord shall not be required to insure: (i) any Alterations to the Premises made by Tenant after the Lease Commencement Date; or (ii) any Personal Property of Tenant.

15.4 In the event of the failure of Landlord to complete the repair and restoration of the Premises or the Building within the longer of (i) one hundred eighty (180) days after the date of the Casualty of (ii) the period specified in the Landlord’s Casualty Notice, Tenant may terminate this Lease upon written notice to Landlord.

15.5 Rent shall abate after an Event of Casualty until the Premises, access thereto and all services thereto have been restored, such abatement to be on a proportionate basis if the Event of Casualty only impacts Tenant’s operations in a portion of the Premises.

16. INSURANCE; WAIVER OF SUBROGATION.

16.1 Tenant’s Insurance.

(a) Personal Property. Tenant agrees that all risks (including that of fire or other casualty, theft or other harm, damage or loss) to Tenant’s Personal Property, including the loss of use of the same, shall be borne solely by Tenant, except to the extent of loss caused by the negligence or willful misconduct of Landlord, subject to Section 16.3 below. As used herein, “Personal Property” includes, but is not limited to, all of Tenant’s tangible and intangible goods and accounts, inventory, merchandise, furniture, fixtures, equipment (including computer equipment and any data stored thereon) and systems. Tenant shall purchase and maintain insurance in an amount adequate to repair or replace or otherwise cover its Personal Property (and the Personal Property of others held or leased by Tenant or otherwise in the Premises)and any Alterations made by Tenant after the Lease Commencement Date.

(b) Business Interruption. Tenant shall maintain in full force and effect at all times, and at its own expense, business interruption insurance in amounts adequate to cover all Fixed Rent and Additional Rent due under this Lease.

(c) Commercial General Liability. Tenant shall maintain in full force and effect at all times, and at its own expense, commercial general liability insurance (including contractual and personal injury liability insurance) in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $3,000,000.00 annual aggregate limit per location (or such higher limits as may be reasonably determined by Landlord from time to time after the initial Term).

(d) Automobile Liability. For any vehicles owned by Tenant, Tenant shall maintain in full force and effect at all times, and at its own expense, automobile liability insurance in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per accident.

(e) Workers’ Compensation. Tenant shall maintain in full force and effect at all times, and at its own expense, the statutory limits of workers’ compensation insurance in amounts required by applicable law.

(f) Excess/Umbrella Liability. Tenant shall maintain in full force and effect at all times, and at its own expense, umbrella liability coverage in an amount not less than $2,000,000.00 per occurrence. Umbrella liability coverage is to be in excess of the commercial general liability, and automobile liability requirements outlined in Sections 16.1 (b), and (c) above.

(g) The liability coverage in the insurance policies required in Sections 16.1 (b), (c) and (e) above shall name Landlord Parties as additional insureds on a primary non-contributing basis. All insurance policies required in Sections 16.1 (a) - (f) above shall be issued by companies authorized to do business in Massachusetts with an A.M. Best’s financial rating of A- or better and a size class rating of VII (7) or larger or otherwise acceptable to Landlord. At or prior to the Tenant’s access to the Premises, Tenant shall deposit with Landlord a certified copy of the insurance binder (countersigned by the insurer) or evidence of insurance (in ACORD Form 28) or other proof satisfactory to Landlord for each of the insurance policies Tenant is required to carry in compliance with its obligations under this Lease. If available, such insurance policies shall contain a provision that the insurer will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy without first endeavoring to give at least thirty (30) days prior written notice to Landlord Parties. If this provision is not available, then Tenant shall be required to provide such notice to Landlord. If Tenant shall fail to obtain and maintain the required insurance and shall fail to remedy such within ten (10) Business Days after written notice by Landlord, such failure shall constitute an Event of Default under this Lease. Notwithstanding the foregoing, Tenant will be liable for any and all costs, liabilities, damages and penalties resulting to Landlord Parties from such termination, unless a written waiver of the specific insurance requirement(s) is provided to Tenant by Landlord Parties.

16.2 Insurance During Construction. In addition, during the performance of any construction by Tenant on the Premises, in addition to the above coverage required to be maintained by Tenant, Tenant shall cause the general contractor performing the work to carry: (a) commercial general liability insurance in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $2,000,000.00 annual aggregate limit per location (or such higher limits as may be determined by Landlord from time to time); and (b) the statutory limits of workers’ compensation insurance during the course of the construction with a limit of not less than the total replacement cost of the completed improvements under construction. Such contractor insurance policies shall name Landlord Parties as additional insureds on a primary non-contributing basis.

16.3 Waiver of Subrogation.

Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or other casualty, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in full force and effect only to the extent permitted by law and only to the extent that the cost of repairing such damage is covered by insurance or would have been covered by insurance proceeds payable under any policy (including the deductible and/or uninsured portion thereof) required to be maintained under this Lease, but not so maintained. Each policy of such insurance shall contain a waiver of subrogation by insurer against Landlord or Tenant, as the case may be.

16.4 Landlord’s Insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such commercially reasonable deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Building. The cost of such insurance may be treated as a part of Operating Expenses.

17. INSPECTION; ACCESS; CHANGES IN BUILDING FACILITIES.

17.1 Landlord, its agents, employees and contractors may enter the Premises at any time in response to an emergency and at other reasonable times (i) to examine, inspect and protect the Premises and the Building; (ii) to make such repairs as Landlord may deem necessary to the Premises and the Building; (iii) during the last nine (9) months of the Lease Term, or any extension or renewal thereof, to show it to prospective tenants; and (iv) at any time during the Lease Term, upon reasonable advance notice, to show it to prospective purchasers of the Building. Landlord may, at any time, affix to any suitable part of the exterior of the Building in which the Premises is located a notice for letting the Premises or the Building or selling the Building.

17.2 Landlord shall have access to all areas in the Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrances), any roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, as well as access to and through the Premises for the purpose of operation, maintenance, decoration and repair.

17.3 Landlord reserves the right at any time, without incurring any liability to Tenant therefor, to make such changes in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, foyers, passages, elevators, if any, and stairways thereof, and garages as it may deem necessary or desirable, provided the same does not unreasonably interfere with Tenant’s use and occupancy of the Premises.

17.4 Notwithstanding the foregoing, Landlord shall exercise its rights to enter the Premises and/or perform any installations, construction, or other work in the Premises and/or Building: (i) at reasonable times upon at least twenty-four (24) hours prior written notice to Tenant; (ii) so as not to change the size, shape, configuration or location of the Premises; (iii) so as to minimize interference with Tenant’s business at the Premises; (iv) so as not to impair access to or visibility of the Premises; (v) so as to always maintain adequate, reasonable proximate, parking to service the Premises and the Building; and (vi) with due diligence and care so as to not damage Tenant’s Personal Property or the Premises. Landlord shall, at its own cost, repair any damage to the Premises or Tenant’s personal property in connection with such entry or work. In addition, any installations, construction or other work to be performed by Landlord or on Landlord’s behalf in the Premises and/or Building pursuant to the terms of this Lease shall, at all times, be (i) in a good and workmanlike quality, (ii) in a timely fashion and (iii) in accordance with all applicable laws, regulations and requirements.

18. DEFAULT.

18.1 Tenant’s Default. Any other provisions of this Lease notwithstanding, it shall be a Tenant event of default (an “Event of Default”) under this Lease if: (i) Tenant fails to pay any installment of Fixed Rent, Additional Rent or other sum payable by Tenant hereunder when due and such failure continues for a period of ten (10) days after receipt of written notice from Landlord that such sum is unpaid (provided that Landlord shall only be required to notify Tenant twice within any twelve (12) month period after which Tenant’s failure to pay Fixed Rent or Additional Rent hereunder when due shall automatically constitute an Event of Default without the requirement of written notice to Tenant); or (ii) Tenant fails to perform or observe any other covenant, condition or agreement of this Lease and such failure continues after written notice given by or on behalf of Landlord to Tenant for more than thirty (30) days; provided, however, if such failure is of such a nature that Tenant cannot reasonably remedy the same within the said thirty (30) day period, then such thirty (30) day period shall be extended (but in no event longer that sixty (60) days) so long as Tenant commences promptly same and diligent prosecutes such remedy to completion; (iii) Tenant abandons the Premises for a period of more than thirty (30) days and fails to pay Rent hereunder when due; or (iv) Tenant files a petition commencing a voluntary case, or has filed against it a petition commencing an involuntary case, under the Federal Bankruptcy Code (Title 11 of the Unites States Code), as now or hereafter in effect, or under any similar law, or files or has filed against it a petition or answer in bankruptcy or for reorganization or for an arrangement pursuant to any state bankruptcy or insolvency law or any similar state law, and, in the case of any such involuntary action, such action shall not be dismissed, discharged or denied within sixty (60) days after the filing thereof, or Tenant consents to or acquiesces in the filing thereof; or (v) if Tenant is a banking organization, Tenant files an application for protection, voluntary liquidation or dissolution applicable to banking organizations; or (vi) a custodian, receiver, trustee or liquidator of Tenant or of all or substantially all of Tenant’s Personal Property or of the Premises shall be appointed in any proceedings brought by or against Tenant and, in the latter case, such entity shall not be discharged within sixty (60) days after the appointment thereof, or Tenant consents to or acquiesces in the appointment thereof; or (vii) Tenant shall admit in writing its inability to pay its debts as they become due, or shall make an assignment of Tenant’s lease obligations for the benefit of or enter into an agreement with its creditors.

18.2 Landlord’s Default. It shall be a default and breach of this Lease by Landlord if Landlord shall fail to perform or observe any material term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after notice thereof from Tenant specifying in detail Landlord’s non-compliance (“Landlord Event of Default”); provided, however, that if the material term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same. If: (a) any Landlord Event of Default is not cured within the applicable cure period, Tenant’s exclusive remedy shall be an action for specific performance; and (b) if the default is a failure of Landlord to perform a repair obligation which is in Landlord’s control and the failure to perform such repair obligation has rendered the Premises untenable, Tenant shall have the right, but not the obligation, to perform such repair so as to make the Premises tenable and Landlord shall reimburse Tenant for the reasonable costs incurred in making such repair within thirty (30) days after Landlord’s receipt of Tenant’s invoice thereof, which shall include reasonable documentation of all costs incurred. Notwithstanding the foregoing, Tenant hereby waives the benefit of laws granting it: (i) the right to perform Landlord’s obligations except as expressly provided in the immediately preceding sentence; or (ii) the right to terminate this Lease or withhold Rent on account of any Landlord Event of Default.

19. LANDLORD’S RIGHTS AND REMEDIES.

19.1 Landlord’s Remedies. In addition to all other rights and remedies of Landlord, if an Event of Default shall occur, Landlord may, at its option, at any time thereafter exercise any one or more of the following remedies:

(a) Termination of Lease. Landlord may terminate this Lease, by written notice to Tenant, without any right by Tenant to reinstate its rights by payment of rent due or other performance of the terms and conditions hereof. Upon such termination Tenant shall immediately surrender possession of the Premises to Landlord, and Landlord shall immediately become entitled to receive from Tenant an amount equal to the difference between the aggregate of all Fixed Rent and Additional Rent reserved under this Lease for the balance of the Lease Term, and the fair rental value of the Premises for that period, determined as of the date of such termination, such difference discounted at a rate of five percent per annum.

(b) Reletting. With or without terminating this Lease, as Landlord may elect, Landlord may re-enter and repossess the Premises, or any part thereof, and lease them to any other person upon such terms as Landlord shall deem reasonable for a term within or beyond the term of this Lease; provided, that any such reletting prior to termination shall be for the account of Tenant, and Tenant shall remain liable for (i) all Fixed Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant after deducting from such proceeds all of

Landlord’s expenses, including employees’ expenses, attorneys’ fees, real estate brokerage commissions and alteration expenses (if any), incurred as a result of Tenant’s breach of this Lease. Landlord shall use reasonable efforts to mitigate damages resulting from any Event of Default of Tenant, and, in no event, shall Landlord be entitled to double recovery of damages. If the Premises are at the time of default sublet or leased by Tenant to others, Landlord may, as Tenant’s agent, collect rents due from any subtenant or other tenant and apply such rents to the rent and other amounts due hereunder without in any way affecting Tenant’s obligation to Landlord hereunder. Such agency, being given for security, is hereby declared to be irrevocable.

(c) Removal of Contents by Landlord. With respect to any portion of the Premises which is vacant or which is physically occupied by Tenant, Landlord may remove all persons and property therefrom in accordance with applicable Legal Requirements, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

19.2 Injunction. In the event of breach or threatened breach by either Tenant or Landlord of any provision of this Lease, each party shall have the right of injunction and the right to invoke any remedy allowed at law or in equity in addition to other remedies provided for herein.

19.3 Not Exclusive Right. No right or remedy conferred upon or reserved to Landlord or Tenant under the terms of this Lease is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity by or by statute.

19.4 Expenses. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees. In addition, (i) Tenant shall reimburse Landlord, within thirty (30) days of demand, for all reasonable attorneys’ fees incurred in collecting Rent, resolving any Event of Default by Tenant or otherwise successfully enforcing against Tenant, its sublessees and assigns, the Tenant’s obligations under this Lease, and (ii) Landlord shall reimburse Tenant, within thirty (30) days of demand, for all reasonable attorneys’ fees incurred in resolving any Landlord Default or otherwise successfully enforcing against Landlord the Landlord’s obligations under this Lease.

20. LANDLORD’S RIGHT TO CURE TENANT’S DEFAULT. If an Event of Default on the part of Tenant exists, then, upon thirty (30) days prior written notice to Tenant, Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of Landlord’s reasonable expense to Tenant, with interest accruing and payable thereon at the Default Rate as of the date of the expenditure by Landlord or as of the date of payment thereof by Tenant, whichever is higher, from the date paid or incurred by Landlord to the date of payment hereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such payment and interest shall constitute Additional Rent hereunder due and payable with the next monthly installment of Fixed Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such default by Tenant or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

21. TENANT ESTOPPEL CERTIFICATE. Upon request, and within ten (10) days of notice from Landlord or Landlord’s mortgagee, Tenant shall execute, acknowledge and deliver a written statement certifying that this Lease is in full force and effect subject only to such modifications as may be set out; and that Tenant is in possession of the Premises and is paying rent as provided in this Lease; and that, to its knowledge, there are no uncured defaults unless they are claimed. Any such statement may be relied upon by any prospective transferee or mortgage of all or any portion of the Building, or any assignee of any such persons.

22. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT.

22.1 The estate, interest and rights hereby created are subordinate to any mortgage now or hereafter placed upon the Building or the Land or any estate or interest therein, including, without limitation, any mortgage on any leasehold estate, and to all renewals, modifications, consolidations, replacements and extensions of the same as well as any substitutions therefor. Tenant agrees that in the event any person, firm, corporation or other entity acquires the right to possession of the Building or the Land, including any mortgagee or holder of any estate or interest having priority over this Lease, Tenant shall, if requested by such person, firm, corporation or other entity, attorn to and become the tenant of such person, firm, corporation or other entity, upon the same terms and conditions as are set forth herein for the balance of the Lease Term. Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event, such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

22.2 Upon request, and within ten (10) days after written notice given by or on behalf of Landlord, any mortgagee, any ground or superior lessor of the Building or the Land, or other successor to the interests of Landlord thereto, Tenant shall execute and deliver, as appropriate, any instruments in recordable form as may be required by such parties, including a Subordination, Non-Disturbance and Adornment Agreement in a form reasonably proposed by Landlord’s mortgagee(s) in order to confirm or effect the subordination or priority of this Lease, as the case may be, and the attornment of Tenant to future landlords, and a non-disturbance agreement in favor of Tenant.

22.3 Notwithstanding the foregoing, the (i) subordination of this Lease to any ground lease, mortgage lien and/or other instrument, (ii) Tenant’s obligation to attorn to any ground lessor, mortgagee, and/or purchaser through foreclosure or sale in lieu thereof, and (iii) Tenant’s obligation to execute any documents in connection with such subordination or attornment shall be conditioned on the ground lessor, mortgagee, purchaser or other party in question agreeing in writing to recognize and not disturb Tenant’s rights under this Lease.

23. FINANCIAL STATEMENTS. If Tenant: (a) is in an Event of Default; (b) seeking relief from Landlord under the Lease; or (c) if requested by Landlord’s mortgagee(s) or a prospective purchaser of the Building, within fifteen (15) days written notice given by or on behalf of Landlord, but not more than twice per calendar year, Tenant shall furnish Landlord with current financial statements (including, without limitation, its most recent balance sheet, year-to-date operating statement and profit and loss statement) reflecting Tenant’s current financial condition, provided Landlord and any other party which desires to review such financial statements executes and delivers a confidentiality agreement in form and substance reasonably acceptable to Tenant. In the event Tenant (or its parent) is a publicly-traded entity, Tenant’s obligation to deliver financial statements shall be limited to such statements as are publicly available or required by law to be made public.

24. HOLDING OVER. If Tenant retains possession of the Premises or any part thereof after the termination of this Lease or expiration of the Lease Term or otherwise in the absence of any written agreement between Landlord and Tenant concerning any such continuance of the term, Tenant shall pay Landlord an amount, calculated on a per diem basis for each day of such unlawful retention, equal to one hundred and fifty percent (150%) for the first thirty (30) days of such holding over, and increasing thereafter to two hundred percent (200%), of the daily Annual Fixed Rent and Additional Rent at the rate prior to such holdover for the time Tenant thus remains in possession in holdover plus all other damages, costs and expenses sustained by Landlord by reason of Tenant’s holding over; however Tenant shall not be liable for any consequential damages incurred by Landlord unless Tenant’s holding over exceeds sixty (60) days. Without limiting any rights and remedies of Landlord resulting by reason of the wrongful holding over by Tenant, or creating any right in Tenant to continue in possession of the Premises, all Tenant’s obligations with respect to the use, occupancy and maintenance of the Premises shall continue during such period of unlawful retention.

25. SURRENDER OF PREMISES. Tenant shall, upon expiration or earlier termination of this Lease, promptly surrender the Premises (including all Alterations, additions and improvements which Landlord has not designated in writing that for removal from the Premises pursuant to Section 10.3(f)) in ordinary operating condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear, damage by fire or other casualty, takings, and any items that Landlord is obligated to maintain, repair or replace. Upon the expiration or earlier termination of this Lease, and ninety (90) days prior to Tenant vacating the Premises, Landlord and Tenant shall jointly inspect the Premises and Tenant shall either complete any required repairs or pay to Landlord the amount reasonably estimated by Landlord as necessary to put the Premises in the condition required to be surrendered hereunder. Any work required to be done by Tenant prior to its vacating of the Premises which has not been completed upon such vacating of the Premises, shall be completed by Landlord and billed to Tenant. If Tenant is dispossessed by process of law or otherwise, Tenant shall remove its Personal Property from the Premises. If Tenant fails to remove its Personal Property, Landlord, at its option may, upon ten (10) days prior written notice to Tenant, treat such failure as a hold over, and/or may (without liability to Tenant for loss thereof), at Tenant’s sole cost and expense and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items; and/or (b) sell such items at private or public sale for such price as Landlord at its discretion may obtain. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

26. BROKERS. Each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Lease, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Section 26 except for JLL, representing Landlord exclusively (the “Landlord’s Broker”) and Colliers International, representing Tenant exclusively (the “Tenant’s Broker”). Landlord will pay any commission due to Landlord’s Broker and Tenant’s Broker pursuant to its separate agreement with Landlord’s Broker.

27. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, by messenger or by an express delivery service (FedEx, UPS, DHL, etc.), then if and when delivered (or if delivery is refused, when refused) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), or (ii) if mailed, then on the third Business Day following the date on which such communication is deposited in the United States mails, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby).

If to Landlord:                    U.S. REIF Central Plaza Massachusetts, LLC

c/o Intercontinental Real Estate Corporation

1270 Soldiers Field Road

Boston, MA 02135

ATTN: Scott Kelly, Regional Asset Manager

If to Tenant:                        At the Premises

Attention: Chief Executive Officer

With a copy to:

Dain Torpy

745 Atlantic Avenue, 5th floor

Boston, MA 02111

ATTN: Joseph Torpy

28. SIGNAGE. Landlord, at its sole costs and expense, shall provide Tenant with Building Standard signage in the Building directory and at its entrance to the Premises.

29. PARKING. During the Lease Term, Tenant shall have the right to use (8) parking spaces (the “Parking Spaces”) in the parking facilities on the Land. For use of the Parking Spaces, Tenant shall pay to Landlord, an amount equal to $210.00 per space per month at the same time that Fixed Rent is due under the Lease. Additional parking may be available on a tenancy at will basis pursuant to a separate written agreement. The parking rate may be reasonably adjusted from time to time on an annual basis. Landlord does not assume any responsibility for, and shall not be liable for, any damage, loss or theft (of any nature whatsoever) to or of any automobiles or other vehicles, or any contents or other Personal Property located therein, while in or about the parking areas.

30. MISCELLANEOUS.

30.1 Authority. Tenant and Landlord each represent and warrant that it is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms.

30.2 Successors and Assigns. The obligations of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Landlord and each successive owner of the Building shall be liable only for obligations accruing during the period of its ownership or interest in the Building, and from and after the transfer by Landlord or such successive owner of its ownership or other interest in the Building, Tenant shall look solely to the successors in title for the performance of Landlord’s obligations hereunder arising thereafter.

30.3 Waivers. No delay or forbearance by Landlord or by Tenant in exercising any right or remedy hereunder or in undertaking or performing any act or matter which is not expressly required to be undertaken by such party shall be construed, respectively, to be a waiver of Landlord’s or Tenant’s rights or to represent any agreement by Landlord or by Tenant to undertake or perform such act or matter thereafter.

30.4 Waiver of Trial by Jury. Tenant hereby consents to the exclusive jurisdiction of the courts of the state where the Premises are located in any and all actions or proceedings arising under this Lease, and irrevocably agrees to service of process in accordance with Section 27 above. Landlord and Tenant agree to waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Premises and/or any claim of injury or damage and any emergency or any other statutory remedy.

30.5 Limitation of Landlord’s Liabilities. Tenant shall look solely to the Landlord’s interest in the Building and the Land for enforcement of any obligation hereunder or by law assumed or enforceable against Landlord, and no other property or other assets of Landlord shall be subjected to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies or with respect to this Lease, the relationship of landlord and tenant hereunder or Tenant’s use and occupancy of the Premises.

30.6 Time of the Essence. All times, wherever specified herein for the performance by Landlord or Tenant of their respective obligations hereunder, are of the essence of this Lease.

30.7 Severability. Each covenant and agreement in this Lease shall for all purposes be construed to be a separate and independent covenant or agreement. If any provision in this Lease or the application thereof shall to any extent be invalid, illegal or otherwise unenforceable, the remainder of this Lease, and the application of such provision other than as invalid, illegal or unenforceable, shall not be affected thereby; and such provisions of this Lease shall be valid and enforceable to the fullest extent permitted by law.

30.8 Headings and Terms. The title and headings of this Lease are for convenience of reference only and shall not in any way be utilized to construe or interpret the agreement of the parties as otherwise set forth herein. The term “Landlord” and term “Tenant” as used herein shall mean, where appropriate, all persons acting by or on behalf of the respective parties, except as to any required approval, consents or amendments, modifications or supplements hereunder when such terms shall only mean the parties originally named on the first page of this Lease as Landlord and Tenant, respectively, and their agents so authorized in writing.

30.9 Lease Not Binding Until Executed and Delivered. This Lease shall not bind Landlord unless and until it has been signed and delivered by Tenant, received and accepted by Landlord, and then countersigned and redelivered by Landlord to Tenant.

30.10 Counterparts. This Lease may be executed in four (4) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same lease agreement.

30.11 Amendment and Modification. This Lease, including all Exhibits and Addenda attached hereto, each of which is incorporated in this Lease, contains the entire agreement between the parties hereto, and shall not be amended, modified or supplemented unless by agreement in writing signed by both Landlord and Tenant.

30.12 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Massachusetts.

30.13 Tenant’s Right of Access. Subject to the terms and conditions of this Lease and any other reasonable rules and regulations imposed by Landlord, Tenant shall have access to and use of the Premises and the storage areas (if applicable) twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days per year during the Lease Term (as same may be extended) pursuant to key card access.

31. EXHIBITS AND ADDENDA. Additional terms to this Lease, if any, are set forth in the Exhibits and Addenda attached hereto, which are incorporated herein by reference, and made a part hereof, as follows:

A.	Premises

B.	Lease Commencement Date Certificate

C.	Fixed Rent

D.	Provisions Regarding Additional Rent

E.	Building Rules and Regulations

F.	Landlord’s Work

G.	Extension Option

H.	Right of First Offer

[END OF TEXT; SIGNATURES FOLLOW ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first written above.

LANDLORD:

U.S. REIF CENTRAL PLAZA MASSACHUSETTS, LLC
a Delaware limited liability company

By:	U.S. REIF CENTRAL PLAZA MASSACHUSETTS MANAGER, LLC
a Delaware limited liability company, its Manager

By:	U.S. REAL ESTATE INVESTMENT FUND REIT, INC.
a Delaware corporation, its Manager

By:	/s/ Peter Paladjian
Name:	Peter Paladjian
Title:	President & Treasurer

TENANT:

SPERO OPCO INC.,
a Delaware corporation

By:	/s/ Ankit Mahadavia
Name:	Ankit Mahadavia
Title:	CEO

EXHIBIT “A”

THE PREMISES

ATTACHED HERETO CONSISTING OF ONE (1) PAGE.

EXHIBIT “B”

FIXED RENT

PREMISES

BASED ON 7,791 RENTABLE SQUARE FEET

Lease Term	Annual Fixed Rent	Monthly Fixed Rent	Per RSF
Month 1 - Month 12	$381,759.00	$31,813.25	$49.00
Month 13 - Month 24	$389,550.00	$32,462.50	$50.00
Month 25 - Month 36	$397,341.00	$33,111.75	$51.00
Month 37 - Month 48	$405,132.00	$33,761.00	$52.00
Month 49 - Month 60	$412,923.00	$34,410.25	$53.00

EXHIBIT “C”

LEASE COMMENCEMENT DATE CERTIFICATE

RE:	Lease Agreement between U.S. REIF CENTRAL PLAZA MASSACHUSETTS, LLC (“Landlord”) and SPERO OPCO INC. (the “Tenant”) dated (the “Lease”) for premises consisting of approximately 7,791 rentable square feet in the building located at 675 Massachusetts Avenue, Cambridge, Massachusetts

Dear Tenant:

This shall constitute the Lease Commencement Date Certificate referenced in Section 2 of the above-referenced Lease. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

1.	The Lease Commencement Date shall be .

2.	The Expiration Date shall be .

3.	Fixed Rent shall be paid in accordance with the following schedule:

PREMISES

BASED ON 7,791 RENTABLE SQUARE FEET

Lease Term	Annual Fixed Rent	Monthly Fixed Rent	Per RSF
Month 1 - Month 12	$381,759.00	$31,813.25	$49.00
Month 13 - Month 24	$389,550.00	$32,462.50	$50.00
Month 25 - Month 36	$397,341.00	$33,111.75	$51.00
Month 37 - Month 48	$405,132.00	$33,761.00	$52.00
Month 49 - Month 60	$412,923.00	$34,410.25	$53.00

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Lease Commencement Date to be executed on the dates set forth below.

LANDLORD:

U.S. REIF CENTRAL PLAZA MASSACHUSETTS, LLC
a Delaware limited liability company

By:	U.S. REIF CENTRAL PLAZA MASSACHUSETTS MANAGER, LLC
a Delaware limited liability company, its Manager

By:	U.S. REAL ESTATE INVESTMENT FUND REIT, INC.
a Delaware corporation, its Manager

By:
Name:	Peter Palandjian
Title:	President & Treasurer
Date:

TENANT:

SPERO OPCO INC.
A Delaware corporation

By:
Name:
Title:
Date:

C-2

EXHIBIT “D”

PROVISIONS REGARDING ADDITIONAL RENT

1. DEFINITIONS.

1.1 “Tenant’s Proportionate Share” shall mean 6.29%, which is a fraction, the numerator of which shall be approximately 7,791 rentable square feet in the Premises and the denominator of which shall be approximately 123,810 rentable square feet in the Building.

1.2 Operating Expenses.

(a) “Essential Capital Improvements” shall mean (i) any labor saving device, energy saving device or other installation, improvement or replacement which is intended to reduce Operating Expenses, whether or not voluntary or required by governmental mandate (a “Cost Saving Capital Improvement”) but excluding Cost Saving Capital Improvements to the systems serving the Premises, or (ii) any installation or improvement required by reason of any Legal Requirement which did not exist on the date of the execution of this Lease.

(b) “Operating Expenses” shall mean any and all of Landlord’s commercially reasonable operating costs and expenses of any kind or nature paid or incurred in the operation, maintenance and management of the Building, the Land, and the sidewalks, roadways and parking areas located thereon, all computed on an accrual basis and in accordance with the terms of this Lease, including but not limited to the following:

(i) Electricity, gas, fuel, steam, water, sewer and any other utility charges (including surcharges) of whatever nature (excluding the use of utilities by other tenants as such may be sub-metered or directly metered pursuant to their leases);

(ii) Any insurance premiums and deductibles paid by Landlord;

(iii) Building personnel costs, including but not limited to salaries, wages, fringe benefits, taxes, insurance and other direct and indirect costs;

(iv) The cost of all service and maintenance contracts, including but not limited to security services, janitorial and cleaning services, interior and exterior landscaping services, sidewalk and roadway maintenance, and snow removal;

(v) All other service, maintenance and repair expenses (excluding those expenses paid by proceeds of insurance or by Tenant or by other third parties, and those solely attributable to tenants of the Building other than Tenant) and the cost of all materials and supplies therefor;

(vi) Any other costs and expenses (other than capital improvements) incurred by Landlord in operating the Building;

(vii) The cost of any additional services not provided to the Building on the Lease Commencement Date but thereafter provided by Landlord in the prudent management of the Building; provided, however, an amount equal to the cost of such service in the first year it is provided shall be added to the amount of Operating Expenses for the Operating Base Year;

(viii) The annual amortization of any Essential Capital Improvement which is made by Landlord after the Lease Commencement Date based on the useful life of the improvement plus interest at the prime interest rate (the “Prime Rate”) on the date of the expenditure on the unamortized portion thereof; provided however that with respect to Cost Saving Capital Improvements, the inclusion shall be limited to the reasonably projected annual savings resulting from such Cost Saving Capital Improvement;

(ix) Landlord’s central office administrative costs and overhead applicable to the Building;

(x) Accounting fees for preparing the Operating Expense Statement and Tax Statement; and

(xi) Management fees paid to the managing agent not to exceed four percent (4%) of gross revenues of the Building.

(c) Operating Expenses shall not include:

(i) Rent or other charges payable under any ground or underlying lease;

(ii) Any expenditures on account of Landlord’s acquisition of air or similar development rights;

(iii) Costs of repositioning, selling or syndicating Landlord’s interest in the Property;

(iv) Costs with respect to any financing or refinancing of the Property, including debt service, amortization, points and commissions in connection therewith;

(v) The cost of making leasehold improvements to any leasable space to prepare the same for occupancy by a tenant thereof, or thereafter for the benefit of a particular tenant or tenants;

(vi) Services performed for or provided to any tenant to the extent such services are exclusive to such tenant;

(vii) Advertising and promotional expenditures, contributions or gifts;

(viii) Brokerage fees or commissions;

(ix) Legal fees incurred in connection with Landlord’s preparation, negotiation and enforcement of leases with other tenants;

(x) Salaries for any agents or employees of Landlord above those attributable to the operation, maintenance and management of the Building; or

(xi) Any costs which have been previously included in Operating Expenses or Taxes (whether under the same or a different category);

(xii) Any expense which Landlord incurs after the Lease Commencement Date to comply with Legal Requirements;

(xiii) Capital repairs or replacements except to the extent of Essential Capital Improvements;

(xiv) any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the Premises or Tenant is charged a separate amount therefore;

(xv) costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or adequate for such purposes;

(xvi) the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Property;

(xvii) amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Property to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; and

(xviii) depreciation.

(d) “Operating Year” shall mean each calendar year occurring during the Lease Term (as same may be extended).

(e) “Operating Statement” shall mean a statement in line item detail signed by Landlord setting forth the actual Operating Expenses payable by Tenant for a specified Operating Year pursuant to this Section 1.2.

1.3 Taxes.

(a) “Taxes” shall mean all taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether general or special, ordinary or extraordinary, foreseen or unforeseen, imposed upon the Building, the Land, and the sidewalks, roadways and parking areas located thereon, or due to the operation thereof, whether or not directly paid by Landlord. Taxes shall not include income taxes, excess profit taxes, franchise taxes or other taxes imposed or measured on or by the income of Landlord from the operation of the Building or the Land; provided, however, that if, due to a future change in the method of taxation or assessment, any income, excess profit, franchise or other tax, however designated, shall be imposed in substitution, in whole or in part, for (or in lieu of) any tax, assessment or charge which would otherwise be included within the definition of Taxes, such other tax shall be deemed to be included within Taxes as defined herein to the extent of such substitution. If Landlord incurs any reasonable expenses (including, but not limited to, reasonable attorneys’ fees) in connection with its efforts to reduce or minimize increases in the Taxes and/or the assessed value of the Building, any and all such expenses shall be added to, and made a part of, the Taxes for the Operating Year to which they relate. Tenant shall pay to the appropriate governmental authority any use and occupancy tax. In the event that Landlord is required by law to collect such tax, Tenant shall pay such use and occupancy tax to Landlord as Additional Rent upon demand and Landlord shall remit any amounts so paid to Landlord to the appropriate governmental authority. Any assessments shall be paid over the longest time permitted by the appropriate governmental authority.

(b) “Tax Year” shall mean the fiscal year used by the City of Cambridge commencing July 1st and ending on June 30th.

(c) “Tax Statement” shall mean a statement in line item detail signed by Landlord setting forth the actual Taxes payable by Tenant for a specified Tax Year pursuant to this Section 1.3.

1.4 “Operating Base Year” shall mean an amount equal to the actual Operating Expenses for the Building for the calendar year 2016.

1.5 “Tax Base Year” shall mean an amount equal to the actual Taxes for the Building for the fiscal year 2016 (July 1, 2015 - June 30, 2016). Landlord represents that the Taxes for the Tax Base Year shall reflect a fully-assessed Building.

2. ADDITIONAL RENT FOR OPERATING EXPENSES AND TAXES.

2.1 In addition to Fixed Rent, Tenant shall pay to Landlord for each month of each Operating Year and Tax Year, without demand, deduction or setoff, except as set forth in this Lease, as Additional Rent: (a) beginning on the later of (i) January 1, 2017, or (ii) the Commencement Date, Tenant’s Proportionate Share of Operating Expenses to the extent the Operating Expenses exceed the Operating Base Year; and (b) beginning on July 1, 2016, Tenant’s Proportionate Share of Taxes to the extent the Taxes exceed the Tax Base Year, in accordance with the procedures set forth below.

2.2 As soon as available in each Operating Year and Tax Year falling fully or partially within the Lease Term (as same may be extended), Landlord shall provide Tenant with a written statement setting forth a good faith projection of Tenant’s Proportionate Share of Operating Expenses and Taxes for such year. Commencing on the first day of the first month following receipt of such statement and continuing until receipt by Tenant of Landlord’s statement of the next projection, Tenant shall pay to Landlord with each monthly installment of Fixed Rent an amount equal to: (a) one-twelfth (1/12th) of such projected Tenant’s Proportionate Share of Operating Expenses to the extent such Operating Expenses exceed the Operating Base Year; and (b) an amount equal to one-twelfth (1/12th) of such projected Tenant’s Proportionate Share of Taxes to the extent such Taxes exceed the Tax Base Year.

2.3 Landlord shall, as soon as possible after the close of each such Operating Year and Tax Year, provide Tenant with an Operating Statement and Tax Statement for such period (which shall be accompanied by such documentation so as to enable Tenant to verify any element of changes). Any underpayment by Tenant during such Operating Year due to the fact that projected Operating Expenses and Taxes were less than actual Operating Expenses and Taxes shall be paid to Landlord within thirty (30) days after Tenant’s receipt of a statement for such deficiency. Any overpayment by Tenant during such Operating Year due to the fact that projected Operating Expenses and Taxes were greater than actual Operating Expenses and Taxes shall be, at Landlord’s option, (a) applied to any other amounts of Rent then due from Tenant to Landlord, (b) credited to the next payment of Rent coming due from Tenant to Landlord, or (c) refunded to Tenant if no Rent is then due or coming due. Notwithstanding the foregoing, Tenant shall not be responsible for any payments under any Operating Statement or Tax Statement which is billed to Tenant more than ten (10) months after the earlier of (i) the expiration of the applicable Operating Year or Tax Year, as applicable, and (ii) the expiration or sooner termination of this Lease.

3. ADJUSTMENT TO OPERATING EXPENSES. In determining Operating Expenses for any Operating Year and for the Operating Base Year, if the Building was less than fully occupied during such entire year, or was less than fully operational during such entire year, then Operating Expenses shall be adjusted by Landlord to reflect the amount that such expenses would normally be expected to have been, in the reasonable opinion of Landlord, had the Building been ninety-five percent (95%) occupied and fully operational throughout such year, except that in no event shall such adjustment result in an amount less than the actual Operating Expenses.

4. PRO-RATIONS. If this Lease shall commence or terminate at any time other than the first day of an Operating Year, Tenant shall be liable only for that portion of the Operating Expenses and Taxes with respect to such Operating Year as represented by a fraction, the numerator of which is the number of days of the Lease Term which fall within the Operating Year and the denominator of which is three hundred sixty-five (365).

5. AUDIT. Tenant shall have the right to examine, audit and photocopy Landlord’s books and records relating to Tenant’s Proportionate Share of Operating Expenses and Taxes for any Operating Year for a period of six (6) months following the date that Tenant receives the Operating Statement and Tax Statement; provided, however, that (a) Tenant may exercise such right only one time with respect to any Operating Year; and (b) Tenant signs a confidentiality agreement in form satisfactory to Landlord in its sole discretion. In connection with Tenant’s examination in accordance with the preceding sentence, Tenant shall have the right to review the invoices and statements relating to the Operating Expenses and Taxes for the Operating Base Year and Tax Base Year. Tenant shall give Landlord not less than thirty (30) days’ prior written notice of its intention to examine and audit such books and records, and such examination and audit shall take place in the city where the Premises are located. All costs of the examination and audit shall be performed by a certified public accountant and shall be on a non-contingent fee basis and shall be borne by Tenant; provided, however, that if such examination and audit establishes that Tenant’s Proportionate Share of Operating Expenses and Taxes for the year in question are less than the amount set forth on the Operating Statement and Tax Statement by at least five percent (5%), then Landlord shall pay the reasonable costs of such examination and audit. If the payments made by Tenant for such year are more than Tenant’s required payment on account thereof for such Operating Year, Landlord shall promptly refund such overpayment. If the payments made by Tenant for such year are less than Tenant’s required payment on account thereof for such Operating Year, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit as well as Landlord’s actual out-of-pocket costs in connection with such examination and audit. The obligation to make such refund or payment for any period within the Lease Term shall survive expiration of the Lease Term. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any Operating Year within the time period provided for by this Section 6, Tenant shall have no further right to challenge Landlord’s Operating Statement and Tax Statement.

6. PERSONAL PROPERTY TAXES. Tenant will be responsible for ad valorem taxes on its Personal Property an on the value of any Alterations to the Premises in excess of Landlord’s Work to the extent separately assessed and to the extent such amounts are paid by all other tenants of the Building.

7. SURVIVAL. If, upon the expiration or earlier termination of this Lease, the amount of any Additional Rent due hereunder has not yet been determined, an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant, shall be made promptly after such determination, subject to the limitation in Section 2.3 above.

EXHIBIT “E”

BUILDING RULES AND REGULATIONS

The following Building Rules and Regulations, hereby accepted by Tenant, are prescribed by Landlord to enable Landlord to provide, maintain and operate, to the best of Landlord’s ability, clean, orderly and desirable Premises, Building and parking areas for Tenant therein at as economical a cost and in as efficient a manner as reasonably possible to assure for the security and protection of Tenant so far as reasonably possible, and to regulate conduct in and use of said Premises, Building and parking areas in such manner as to minimize interference by others in the proper use of same by Tenant. To the extent the Building Rules and Regulations (as same may be amended) are inconsistent with the terms and provisions of the Lease (as same may be amended), the terms and provisions of the Lease shall control.

1. Landlord shall provide key cards for access to the Building by Tenant and its employees at no additional expense to Tenant. Upon termination of this Lease, all keys shall be returned by Tenant to Landlord. No additional locks or similar devices shall be placed by Tenant on any door without the prior written consent of Landlord and without providing keys or access codes, as applicable, to Landlord.

2. Unless otherwise consented to by Landlord, no items visible from outside the Premises such as curtains, blinds, shades, screens or signs other than those furnished by Landlord shall be attached to, hung in or used in connection with any window or door of the Premises without the prior written consent of Landlord.

3. Tenant will refer all contractors, contractors’ representatives and technicians rendering any service to Tenant to Landlord for Landlord’s reasonable approval and supervision before performance of any contractual service. Such supervisory action by Landlord shall not render Landlord responsible for any work performed for Tenant. This provision shall apply to all work performed in the Building including but not limited to the installation of telephone and computer wiring, cabling and equipment, telegraph equipment, electrical devices, attachments, and installations of any nature affecting any portion of the Building. Tenant shall be solely responsible for complying with all applicable codes and ordinances pursuant to which said work shall be performed.

4. Tenant shall carry out Tenant’s maintenance, repairs, replacements, alterations, additions and improvements in the Premises only during times reasonably agreed to in advance by Landlord and in a manner which will not unreasonably interfere with the rights of other tenants in the Building.

5. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Except with respect to Tenant’s weekly beverage delivery, Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. If any property or personnel of Landlord is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom subject to the terms of the Lease.

6. Tenant shall not place, install or operate in any part of the Premises or the Building any engine or machinery, except for Tenant’s normal office equipment, including computers, copiers, facsimile machines and the like. Tenant shall not keep any flammable, explosive or hazardous materials in any part of the Premises or Building without the prior written consent of Landlord.

7. Reserved and handicap parking spaces should be honored.

8. Landlord shall not be responsible for any lost or stolen Personal Property, money or jewelry from the Premises, Building or parking areas, regardless of whether loss occurs when such area is locked against entry or not.

9. No animals, with the exception of seeing-eye dogs, shall be brought into, kept in or about the Building.

10. Bicycles and other vehicles are not permitted inside the Building other than in the Tenant’s basement storage areas, or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

11. Employees of Landlord shall not receive or carry messages to or for Tenant, nor shall such employees contract with or render free or paid services to Tenant’s employees, servants, agents or invitees.

12. Entries, passages, doors, elevators, elevator lobbies, hallways and stairways shall not be blocked or obstructed at any time. No rubbish, litter, trash, or material of any nature shall be placed, emptied, or thrown in these areas. Such areas shall not be used at any time except for ingress or egress to or from the Premises. At no time shall Tenant permit or shall Tenant’s employees loiter in common areas or elsewhere in the Building.

13. No lighted or fluorescent signs or machinery, including but not limited to soft drink and snack machines, shall be placed anywhere in the Building by any tenant so as to be visible from the exterior of the Building.

14. Landlord shall have the right to install or provide such security measures as the Landlord shall deem reasonable and prudent. After hours and weekend access to the Building may be obtained only through entrances designated by the Landlord and, if Landlord has provided security services, Tenant, their licensees and invitees shall identify themselves at the guard desk of the Building prior to proceeding into the Building or any Leased Premises therein. Tenant shall comply with all reasonable security measures from time to time established by Landlord for the Building.

15. Plumbing fixtures and appliances shall be used only for purposes for which constructed. No sweepings, rubbish, rags, coffee grounds, oil, or other unsuitable material shall be thrown or placed therein. Damage, resulting to any such fixtures or appliances or to other tenant’s premises and/or similar, caused by Tenant shall be repaired and replaced at Tenant’s sole cost and expense subject to the terms of the Lease.

16. All corridor doors, when not in use, shall be kept closed.

17. The work of the janitor or cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and such cleaning work may be done at any time when the offices are vacant. Windows, doors, and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc. necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

18. Landlord shall have the right to determine and prescribe the weight and proper position of any unusually heavy equipment, including safes, large files, etc., that are to be placed in the Premises. Only those items which, in the opinion of Landlord, do not exceed acceptable floor loading and will not, with reasonable probability, do damage to the floors, structure, and/or elevator may be moved into the Building. Any damage occasioned in connection with the moving or installing of such items or the existence of same shall be paid by Tenant subject to the terms of the Lease.

19. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant, which in Landlord’s reasonable opinion, may tend to impair the reputation of the Building or its desirability for the offices of Landlord or of other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

20. At its sole discretion, Landlord may place directories in any reasonable location in the Building.

21. Neither the Premises nor any portion of the Building shall be used for lodging, sleeping, or for any immoral or illegal purpose, or for any purpose that will damage the Premises or the reputation thereof.

22. Canvassing, soliciting, and peddling in the Building is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

23. At no time shall Tenant permit or shall Tenant’s employees, guests, and invitees smoke in any common area of the Building unless such common area has been declared a designated smoking area by Landlord.

24. Landlord shall have the right, exercisable without notice and without liability to Tenant or any other tenant, to change the name and street address of the Building and the project.

25. Landlord shall have the right to show the Premises to prospective tenants and purchasers during the Lease Term, subject to the provisions of Section 17 of the Lease.

26. Landlord shall have the right, at its sole discretion, to implement a maintenance request program for the Building. Tenant agrees to comply with the policies and procedures of such a program as long as the policies and procedures of such program do not conflict with any other provisions of this Lease, are imposed by Landlord equally to all tenants in the Building, do not reduce Tenant’s rights under this Lease, or adversely affect the business operations of Tenant.

27. The Landlord reserves the right to rescind any of these rules and to make such other and further rules and regulations as, in Landlord’s judgment, may from time to time be needed for safety, care, maintenance, operation and cleanliness of the Building and for the preservation of good order therein, which, when so made and notice thereof shall have been given to any Tenant, shall have the same force and effect as if originally made part of the foregoing Lease, and such other and further rules shall not, however, be inconsistent with the proper and rightful enjoyment by the Tenant under the Lease of the Premises.

EXHIBIT “F”

LANDLORD’S WORK

1. Landlord shall perform certain improvements to the Premises (collectively, the “Landlord’s Work”) using its own contractors in accordance with those plans and specifications prepared by Landlord’s architect and mutually agreed to between Landlord and Tenant, and generally consistent with the initial Test Fit (the “Plans and Specifications”) in compliance with all applicable Legal Requirements. Landlord agrees to contribute an amount equal to $50.00 per rentable square foot of the Premises ($389,550.00) (“Landlord’s Work Allowance”) towards the Landlord’s Work, subject to the guaranteed maximum price set forth below. Landlord hereby approves the initial Test Fit attached hereto as Exhibit F-2 (the “Test Fit”). In addition, Landlord shall also provide Tenant with up to $.10 per rentable square foot of the Premises ($779.91) for the initial Test Fit prepared by Tenant’s architect. Tenant shall reimburse Landlord for all costs in excess of Landlord’s Work Allowance (the “Excess”) on a monthly basis in proportion to the amount the Excess represents to the total costs of Landlord’s Work, subject to the guaranteed maximum price. Notwithstanding the foregoing, Tenant may elect to reimburse Landlord for the Excess through the payment of additional Fixed Rent which shall be amortized by Landlord at the rate of eight percent (8%) over the Lease Term.

2. Within forty (40) days after the date of the Lease, Landlord shall deliver the proposed Plans and Specifications to Tenant for review (the “Proposed Plans and Specifications”). Within seven (7) business days after receiving the Proposed Plans and Specifications, Tenant shall give to Landlord written notice of Tenant’s approval of such Proposed Plans and Specifications or Tenant’s disapproval of such Proposed Plans and Specifications, together with a reasonably detailed explanation of the reasons for any disapproval. Within seven (7) business days after receiving from Tenant any such notice of Tenant’s disapproval of any version of Proposed Plans and Specifications, Landlord shall cause its architect to revise the Proposed Specifications as reasonably requested by Tenant and submit such revised Plans a and Specifications to Tenant. Such process shall continue until the same are approved by Tenant, and the approved documents shall be the Plans and Specifications.

Within twenty (20) days of the date the Plans and Specifications are approved by Landlord and Tenant, Landlord shall obtain bids for the performance of the Landlord’s Work and deliver a proposed price for the total cost of Landlord’s Work. If the same is in excess of the Landlord’s Work Allowance, Tenant shall have the right to value engineer the Plans and Specifications to reduce the cost of Landlord’s Work. Upon completion of such value engineering, Landlord shall again obtain bids for the total cost of Landlord’s Work and submit the same to Tenant for approval. Upon approval, such amount shall be the guaranteed maximum price for the total cost of Landlord’s Work except to the extent Tenant thereafter requests changes thereto.

If Tenant requests changes to the Landlord’s Work, Landlord shall promptly quote any net additive cost of such proposed change order and the delay, if any, in the Estimated Commencement Date. Tenant shall either approve or reject such change order within five (5) days. If Tenant either rejects or does not respond to Landlord’s change order proposal within the foregoing period, the change order shall be deemed withdrawn. If Tenant approves, Tenant shall pay the cost of the change order to the extent in excess of the portion in Excess of Landlord’s Work Allowance and Landlord shall perform the work identified in the change order.

3. For purposes herein, “Substantial Completion of Landlord’s Work” shall be deemed to be the date on which: (a) Landlord’s Work has been completed in a good and workman like manner in accordance with the Plans and Specifications, subject to minor punch list items of a non-material nature that do not affect Tenant’s occupancy of the Premises as reasonably determined by Landlord; and (b) Landlord has obtained a certificate of occupancy so that Tenant can legally occupy the Premises.

4. For purposes herein “Tenant Delay” shall be any one of the following: (a) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (b) changes requested or made by Tenant to the Plans and Specifications after initial approval of the same; (c) the performance of work in the Premises by Tenant or Tenant’s contractor(s) that conflicts with the performance of Landlord’s Work. Landlord agrees that Tenant shall not be charged with any Tenant Delay until Landlord notifies Tenant of the occurrence of the same. In the event of any Tenant Delay, the Lease Commencement Date shall be deemed to be the date which Substantial Completion of Landlord’s Work would have occurred but for such Tenant Delay and the Lease Term shall be advanced and adjusted accordingly as reasonably determined by Landlord, but in no event prior to December 15, 2015, but the foregoing shall not relieve Landlord from the obligation to actually complete Landlord’s Work.

5. Landlord agrees to use diligent efforts to achieve Substantial Completion of Landlord’s Work by December 15, 2015 (the “Estimated Commencement Date”). In the event Substantial Completion of Landlord’s Work has not occurred by February 1, 2016, Tenant shall receive a credit of one day of Fixed Rent for each day after date until the date of Substantial Completion of Landlord’s Work (the “Rent Credit”). Such Rent Credit shall be applied commencing on the Lease Commencement Date and continuing until exhausted. In addition, in the event Landlord has not achieved Substantial Completion of Landlord’s Work by March 1, 2016, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord and Landlord shall refund all amounts previously paid by Tenant.

6. Landlord agrees to cure any defects workmanship, materials or equipment in Landlord’s Work, provided Tenant shall have given written notice of such defects to Landlord within one (1) year from the completion of such work by Landlord.

EXHIBIT “F-2”

TEST FIT PLAN

ATTACHED HERETO

EXHIBIT “G”

EXTENSION OPTION

1. Tenant shall have one (1) option to extend the Lease Term (the “Extension Option”) for an additional period of five (5) years (the “Extension Term”) upon the same terms and conditions of the Lease except that Fixed Rent shall be determined in accordance with the provisions below.

2. Tenant’s rights pursuant to this Exhibit G are contingent upon: (a) Tenant not having subleased more than fifty percent (50%) of the Premises or assigned the Premises or any portion thereof (in each case other than to a Permitted Transferee); and (b) Tenant not being in an Event of Default upon exercise of its Extension Option or upon commencement of the Extension Term.

3. Tenant shall notify Landlord of its desire of to exercise the Extension Option no later than nine (9) months prior to expiration of the then current term (such notice to be known as “Tenant’s Notice”). If Tenant does not notify Landlord in accordance with the preceding sentence, it will be conclusively deemed that Tenant has not exercised the Extension Option and the Lease will expire upon expiration of the current term in accordance with the terms of the Lease. No later than thirty (30) days after receiving Tenant’s Notice, Landlord shall notify Tenant of the proposed Fixed Rent which shall be applicable during the Extension Term and which shall be Landlord’s good faith determination of 100% of the fair market rate for such Extension Term (the “Landlord’s Rate”) (such notice to be known as “Landlord’s Notice”).

4. Tenant shall have ten (10) Business Days in which to accept the terms and conditions set forth in Landlord’s Notice by written notice to Landlord. If Tenant accepts the terms and conditions set forth in Landlord’s Notice, the parties shall promptly execute an amendment confirming such terms. If Tenant fails to provide written notice to Landlord within ten (10) business days of Landlord’s Notice of its acceptance or rejection of the terms set forth in Landlord’s Notice, the Extension Option shall be deemed null and void and the Lease shall expire upon expiration of the current term in accordance with the terms of the Lease.

5. If Tenant rejects Landlord’s Rate, Tenant shall provide written notice to Landlord within ten (10) Business Days of Landlord’s Notice and set forth its good faith determination of 100% of the fair market rent for the Extension Term (the “Tenant’s Rate”). Thereafter, if the parties cannot mutually agree upon the fair market rate within ten (10) additional days of Tenant’s Rate being delivered to Landlord, each party shall have ten (10) additional days to designate by written notice to the other party one (1) disinterested real estate appraiser of good reputation, having at least ten (10) years’ experience in the commercial real estate office market for Cambridge, Massachusetts. The two (2) appraisers so designated shall together determine whether Landlord’s Rate or Tenant’s Rate is closest to the fair market rate for the Extension Term. Landlord and Tenant shall each require the appraisers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such election, and each party shall use its reasonable efforts to secure such determination within such time period. If either appraiser fails to timely report its determination, then the timely appraiser’s determination shall be the fair market rate for the Extension Term. If the two (2) selected appraisers agree as to which rate is closest, the rate agreed to be the closest (either Landlord’s Rate or Tenant’s Rate) shall be deemed to be the fair market rate for the Extension Term. If the two (2) elected appraisers fail to agree, they shall together immediately and mutually select a third (3’) appraiser (which appraiser shall be a disinterested similarly qualified real estate appraiser of good reputation having the same qualifications as set forth above) who shall then (within five (5) days of the appraisers’ selection) determine whether Landlord’s Rate or Tenant’s Rate is closest to the fair market rate. If the appraisers do not agree upon the third (3rd) appraiser within fifteen

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(15) days after Landlord and Tenant have both received the reports of the first two (2) appraisers, then either party may request the Greater Boston Board of Real Estate to appoint the third (3rd) appraiser and such appraiser shall be the third (3’) appraiser. The third (3rd) appraiser shall notify Landlord and Tenant of the third (3rd) appraiser’s determination as to whether the Landlord’s Rate or the Tenant’s Rate is closest to the fair market rate and such determination shall be the fair market rate for the applicable Extension Term. Landlord and Tenant shall each bear the costs of its respective appraiser except that Landlord and Tenant shall each bear one-half (1/2) the cost of the third (3rd) appraiser, if applicable.

6. If, however, the low appraisal and/or high appraisal are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two; the resulting quotient shall be the fair market rate for the Premises. If both the low appraisal and the high appraisal are disregarded the middle appraisal shall be the fair market rate for the Extension Term.

7. For purposes of this Exhibit “G”, “fair market rent” shall mean rental rate for premises comparable to the Premises in the Building and comparable buildings in the area of the Building in the Cambridge Central Square market (including but not limited to those buildings located at 350 Massachusetts Avenue, 955 Massachusetts Avenue, 1100 Massachusetts Avenue and 1050 Massachusetts Avenue) taking into account all relevant factors, including, applicable base years and allowances and construction of improvements.

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EXHIBIT “H”

RIGHT OF OFFER

1. Subject to: (a) Tenant not being in an Event of Default upon exercise of the Right of First Offer; and (b) Tenant not having assigned its interest in this Lease or subleased more than fifty percent (50%) of the Premises (in each case, other than to a Permitted Transferee), Tenant shall have a one (1) time right of offer (the “Right of Offer”) to lease space any space that becomes available on the twelfth (12th) floor of the Building (the “Offer Premises”). The term “one-time” shall mean with respect to the particular space which is the subject of an Offer Notice (as defined below), but Tenant shall continue to have a Right of Offer with respect to any portion of the Offer Premises which is not the subject of any Offer Notice.

2. In the event any Offer Premises become vacant, prior to Landlord offering the Offer Space to another prospective tenant, Landlord shall notify Tenant in writing with a good faith market rate offer (the “Offer Notice”) setting forth a description of the Offer Premises and the date such Offer Premises will be available for occupancy or the commencement of improvements by Tenant (the “Availability Date”) as well as all economic and material terms upon which Landlord is prepared to enter into a lease with such third-party for the Offer Premises and which lease term with respect to the Offer Premises shall be co-terminous with the Lease Term. Tenant shall have a period of ten (10) days after receipt of the Offer Notice within which to advise Landlord by written notice that Tenant elects to exercise its right of first offer to lease the entirety of Offer Premises upon the same terms and conditions as set forth in the Offer Notice.

3. Failure of Tenant to advise Landlord that it elects to exercise its right of first offer on the terms set forth in the Offer Notice within such ten (10) day period shall be deemed a waiver of the Right of Offer hereunder and Landlord shall forever be free to enter into mutually agreeable lease with a third party for the Offer Premises on any terms and conditions as it deems desirable; provided, however, if Landlord desires to lease the Offer Premises on economic terms which are less than ninety-percent (90%) of the economic terms which were contained in the Offer Notice, Landlord shall again deliver an Offer Notice to Tenant offering the Offer Premises on such revised economic terms.

4. Landlord shall be responsible for delivering possession of the Offer Premises free of all occupants on the Availability Date in “broom clean” condition with all systems serving the same in good and operational condition and otherwise in accordance with the terms of the Offer Notice.

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